Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	NBCUniversal, LLC

Address of Joint Filer:	30 Rockefeller Plaza
New York, NY 10112

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	ValueVision Media, Inc. (VVTV)

Date of Earliest Transaction Required
to be Reported (Month/Day/Year):	01/28/2011

Designated Filer:	Comcast Corporation

Signature:

NBCUNIVERSAL, LLC

By:        /s/ Arthur R. Block
Name:  Arthur R. Block
Title:    Senior Vice President

Date:   February 7, 2011